Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
CommerceHub, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-213115 and 333-212646) on Form S-8 of CommerceHub, Inc. of our reports dated March 1, 2018, with respect to the consolidated balance sheets of CommerceHub, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of CommerceHub, Inc.

/s/ KPMG LLP

Albany, New York
March 1, 2018